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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                   FORM 11-K

                                 ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



(Mark One):

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED, EFFECTIVE OCTOBER 7, 1996].

For the fiscal year ended December 31, 1996

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].


         For the transition period from ______________ to ______________

                 Commission file number ______________________


         A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                       FNB FINANCIAL SERVICES CORPORATION
                EMPLOYEES' SAVINGS PLUS AND PROFIT SHARING PLAN
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         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                       FNB FINANCIAL SERVICES CORPORATION
                             202 SOUTH MAIN STREET
                              REIDSVILLE, NC 27320
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                              REQUIRED INFORMATION


EXHIBITS

23.1    Consent of Cherry, Bekaert & Holland, L.L.P. -- Filed herewith.

99.1 FNB Financial Services Corproation Employees' Savings Plus and Profit Sharing Plan -- Financial Statements for the Three Years Ended December 31, 1996 -- Filed herewith.



                                   SIGNATURES

         The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees of the Plan have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           FNB FINANCIAL SERVICES CORPORATION
                                               EMPLOYEES' SAVINGS PLUS AND
                                                   PROFIT SHARING PLAN
                                           ----------------------------
                                                  (Name of plan)



                                           /s/ Robert F. Albright
Date June 18, 1997                         Robert F. Albright, Trustee
     ------------------------              ----------------------------
                                                   (Signature)


                                           /s/ Richard L. Powell
                                           Richard L. Powell, Trustee
                                           ----------------------------
                                                   (Signature)